Exhibit 4.3
THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR UNDER ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION STATEMENT IS NOT REQUIRED UNDER THE SECURITIES ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER OR UNDER APPLICABLE STATE SECURITIES LAWS.
WARRANT CERTIFICATE
To Purchase __________ Shares of Common Stock of:
PERFUMANIA HOLDINGS, INC.
April 18, 2012
RECITALS:

A. Parlux Fragrances, Inc., a Delaware corporation (“Parlux”), previously issued that certain Warrant Certificate, Certificate No. ____, dated as of ______________, 2009, for the issuance of ____________ shares of Parlux common stock (the “Original Warrant”) to the Holder (as defined below).

B. Parlux, Perfumania Holdings, Inc., a Florida corporation (the “Company”), and PFI Merger Corp., a wholly-owned subsidiary of the Company (“Merger Sub”), entered into that certain Agreement and Plan of Merger dated as of December 23, 2011 (the “Merger Agreement”) pursuant to which Parlux was merged with Merger Sub (the “Merger”) on April 18, 2012.

C. At the Effective Time (as defined in the Merger Agreement), in accordance with Section 2.8(b)(ii) of the Merger Agreement, the Original Warrant ceased to represent a warrant to purchase Parlux common stock and was converted automatically into a fully-vested warrant to purchase a number of shares of the Company's common stock equal to the product (rounded down to the nearest whole share) of (x) the number of shares of Parlux common stock subject to the Original Warrant and (y) the Exchange Ratio (as defined in the Merger Agreement), at an exercise price per share of Parent common stock equal to $8.00.

D. The Company is issuing this Warrant Certificate to reflect the conversion provided for by Section 2.8(b)(ii) of the Merger Agreement and the amendments to the Original Warrant contemplated by the Licensor Warrant Amendment (as defined in the Merger Agreement) and to replace and supersede the Original Warrant.

NOW, THEREFORE, in consideration of the premises and intending to be legally bound hereby, the Company hereby agrees as follows:
THIS IS TO CERTIFY THAT, for value received, ______________________ and any Permitted Transferee pursuant to Section 9.1(a) below (the “Holder”) is entitled to purchase from the Company, ______________________ shares of the Company's common stock, par value $0.01 per share (the “Common Stock”), on the terms and conditions hereinafter set forth. Capitalized terms not otherwise defined in the text hereof shall have the respective meanings ascribed to them in Section 8.

1.	Grant of Warrants
1.1Grant. In consideration of Artistic Brands granting through a sub-license to Parlux of all of Artistic Brands' licensing rights pursuant to the License Agreement (as defined in Section 8 below), and in furtherance of that certain agreement between Artistic Brands and Parlux dated April 3, 2009 (the “Transaction Agreement”), the Company hereby grants to the Holder fully-vested warrants to purchase an aggregate of up to ______________________ shares of Common Stock (the “Warrants”), as adjusted and increased as provided herein, at a purchase price equal to $8.00 per share of Common Stock (as adjusted from time to time pursuant to Section 2, the “Exercise Price”). The shares of Common Stock, or other securities for which the Warrants may be exercised as a result of transactions contemplated by Section 2, are referred to as the “Warrant Shares.” For the avoidance of doubt, the Warrants were, are and shall be fully vested as of the Effective Time.
1.2Exercise Period. Subject to the terms and conditions of this Warrant Certificate, the Warrants may be exercised on any day from and after the Effective Time and shall continue to be exercisable until 5:00 p.m., Eastern Time, on the eighth anniversary of the issuance of the Original Warrant (each year from the issuance of the Original Warrant, an “Anniversary”); provided however that in the event, and only in the event, the License Agreement is not renewed by Parlux (or its successor or assign) as the sub-licensee for the Renewal Term (as defined in the License Agreement), then the Warrants shall only be exercisable until 5:00 p.m., Eastern Time, on the later of (i) the forty-fifth (45th) day following the last day by which the notice of intent to renew the License Agreement must be delivered by the Licensee to the Licensor pursuant to the terms of the License Agreement or (ii) the eighth Anniversary (in each case, as applicable, the “Exercise Period”). The Company covenants and agrees that it will disclose in its quarterly or other periodic reports with the Securities and Exchange Commission the renewal or termination of the License Agreement.
1.3Shares To Be Issued; Reservation of Shares; Increase in Warrants. The Company covenants and agrees that (a) all of the securities issuable upon the exercise of the Warrants in accordance with the terms hereof will, upon issuance in accordance with the terms hereof and payment of the Exercise Price therefor, be duly authorized, validly issued and outstanding, fully paid and non-assessable shares of Common Stock and (b) the Company will cause during the Exercise Period there to be authorized and reserved a sufficient number of shares of Common Stock to provide for the exercise of the Warrants in full.
2.Adjustments to Warrants; Corporate Anti-Dilution Provisions. The number and kind of securities purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time as provided in this Section 2. Upon each such adjustment of the kind and number of Warrant Shares or other securities of the Company that are purchasable hereunder, the Holder shall thereafter be entitled to purchase the number of Warrant Shares or other securities resulting from such adjustment at an Exercise Price per Warrant Share or other security obtained by multiplying the Exercise Price in effect immediately before such adjustment by the number of Warrant Shares purchasable hereunder immediately before such adjustment, and dividing such product by the number of Warrant Shares or other securities of the Company resulting from such adjustment.
2.1Stock Splits and Combinations. If the Company shall combine all of its outstanding shares of Common Stock into a smaller number of shares, the number of Warrant Shares purchasable under the Warrants shall be proportionately decreased, as of the effective date of such combination, so that the Holder of the Warrants, if exercised on or after that date, shall be entitled to receive the number and kind of Warrant Shares which the Holder of the Warrants would have owned and been entitled to receive as a result of the combination had the Warrants been exercised immediately prior to that date. If the Company shall subdivide all of its outstanding shares of Common Stock, the number of Warrant Shares purchasable under the Warrants shall be proportionally increased as of the effective date of such subdivision so that the Holder of the Warrants, if exercised on or after that date, shall be entitled to receive the number and kind of Warrant Shares which the Holder of the Warrants would have owned and been entitled to receive as a result of the subdivision had the Warrants been exercised immediately prior to that date.
2.2Stock Dividends and Distributions. If the Company shall fix a record date for the holders of its Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock, then the number of Warrant Shares purchasable under the Warrants shall be proportionately increased as of the time of such issuance, or in the event such record date is fixed, as of the close of business on such record date so that the Holder of the Warrants, if exercised after that date, shall be entitled to receive the number and kind of Warrant Shares and additional shares of Common Stock of the Company which the Holder of the Warrants would have owned and been entitled to receive as a result of the dividend or distribution had the Warrants been exercised immediately prior to that date.
2.3Other Dividends and Distributions. If the Company shall fix a record date for the holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then lawful and adequate provision shall be made so that the Holder of the Warrants shall be entitled to receive upon exercise of the Warrants, in addition to the number of Warrant Shares immediately theretofore issuable upon exercise of the Warrants, the kind and number of securities of the Company which the Holder would have owned and been entitled to receive had the Warrants been exercised immediately prior to that date.
2.4Reclassification, Exchange and Substitution. If the Common Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 2), then the Holder of the Warrants shall be entitled to receive upon exercise of the Warrants, in lieu of the Warrant Shares immediately theretofore issuable upon exercise of the Warrants, the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change, by the holders of the number of shares of Common Stock for which the Warrants could have been exercised immediately prior to such recapitalization, reclassification or other change.
2.5Reorganizations, Mergers, Consolidations or Sales of Assets. If any of the following transactions (each, a “Special Transaction”) shall become effective: (a) a capital reorganization, share exchange or exchange offer (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 2), (b) a consolidation or merger of the Company with and into another entity, or (c) a sale or conveyance of all or substantially all of the Company's assets; then as a condition of any Special Transaction, lawful and adequate provision shall be made so that the Holder of the Warrants shall thereafter have the right to purchase and receive upon exercise of the Warrants, in lieu of the Warrant Shares immediately theretofore issuable upon exercise of the Warrants, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Special Transaction if it had been, immediately prior to such Special Transaction, the holder of the number of Warrant Shares then issuable upon exercise in full of this Warrant (the “Alternate Consideration”). The aggregate Exercise Price for this Warrant will not be affected by any Special Transaction. At the Holder's request, any successor to the Company or surviving entity in such Special Transaction shall issue to the Holder a new warrant consistent with the foregoing provisions and evidencing the Holder's right to purchase the Alternate Consideration for the aggregate Exercise Price upon exercise thereof. The terms of any agreement pursuant to which a Special Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 2.5 and insuring that the Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Special Transaction.
2.6Liquidation. If the Company shall, at any time prior to the end of the Exercise Period, dissolve, liquidate or wind up its affairs, the Holder shall have the right, but not the obligation, to exercise the Warrants. Upon such exercise, the Holder shall have the right to receive, in lieu of the shares of Common Stock that the Holder otherwise would have been entitled to receive upon such exercise, the same kind and amount of assets as would have been issued, distributed or paid to the Holder upon any such dissolution, liquidation or winding up with respect to such shares of Common Stock had the Holder been the holder of record of such shares of Common Stock receivable upon exercise of the Warrants on the date for determining those entitled to receive any such distribution.
2.7No Impairment. The Company will not, by amendment of its charter or through reorganization, consolidation, merger, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant but will at all times carry out all such terms and take all such action as may be reasonably necessary or appropriate in order to protect the rights of the Holder of this Warrant against impairment. Without limiting the generality of the foregoing, the Company (i) will not increase the par value of any Warrant Shares above the amount payable therefor on such exercise, (ii) will take all such action as may be reasonably necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares, free from all liens, security interests, encumbrances, preemptive or similar rights and charges of shareholders (other than those imposed by the Holder), upon the exercise of the Warrants, and (iii) will not close its shareholder books or records in any manner which interferes with the timely exercise of this Warrant.
2.8Notice. Whenever the Warrants or the number of Warrant Shares is to be adjusted as provided herein, the Company shall forthwith as soon as reasonably practicable, but in no event later than five business days following the event that causes such adjustment, cause to be sent to the Holder a notice stating in reasonable detail the relevant facts and any resulting adjustments and the calculation thereof.
2.9Fractional Interests. The Company shall not be required to issue fractions of shares of Common Stock upon the exercise of the Warrants. If any fraction of a share of Common Stock would be issuable upon the exercise of the Warrants, the Company shall, upon such issuance, purchase such fraction for an amount in cash equal to the current value of such fraction, computed on the basis of the last reported closing price of the Common Stock on the securities exchange or quotation system on which the shares of Common Stock are then listed or traded, as the case may be, if any, on the last business day prior to the date of exercise upon which such a sale shall have been effected, or, if the Common Stock is not so listed or traded on an exchange or quotation system, as the Board may in good faith determine.
2.10Effect of Alternate Securities. If at any time, as a result of an adjustment made pursuant to this Section 2, the Holder of the Warrants shall thereafter become entitled to receive any securities of the Company other than shares of Common Stock, then the number of such other securities receivable upon exercise of the Warrants shall be subject to adjustment from time to time on terms as nearly equivalent as practicable to the provisions with respect to shares of Common Stock contained in this Section 2.
2.11Successive Application. The provisions of this Section 2 shall apply from time to time to successive events covered by this Section 2. Upon the occurrence of any event contemplated by this Section 2, all references to Common Stock, to the Company and to other defined terms shall be equitably adjusted to protect the interests of the Holder.
3.Exercise
3.1Exercise of Warrants. The Holder may exercise the Warrants only by (i) surrendering this Warrant Certificate with the form of exercise notice attached hereto as Exhibit A duly executed by the Holder, and (ii) making payment to the Company of the aggregate Exercise Price for the applicable Warrant Shares in cash or by certified check or wire transfer of immediately available funds to an account designated by the Company. Upon any partial exercise of the Warrants, the Company shall issue to the Holder, for its surrendered Warrant Certificate, a replacement Warrant Certificate identical in all respects to this Warrant Certificate, except that the number of Warrant Shares shall be reduced accordingly.
3.2Issuance of Warrant Shares. The Warrant Shares purchased shall be issued to the Holder exercising the Warrants as of the close of business on the business day on which all actions and payments required to be taken or made by the Holder hereunder shall have been so taken or made, and all documents and payments have been received by the Company. Each person in whose name any Warrant Share certificate is issued upon exercise of the Warrants shall for all purposes be deemed to have become the holder of record of the Warrant Shares for which the Warrants were exercised as of the date of exercise. Certificates for the Warrant Shares so purchased, representing the aggregate number of shares specified in the form of exercise notice, shall be delivered to the Holder within a reasonable time, but in no event later than three business days following the date of exercise.
3.3Limitation on Exercise. The Holder may not exercise this Warrant, and the Holder agrees that it will not purchase or otherwise acquire, and will not permit its respective Affiliates to purchase or otherwise acquire, or agree or offer to purchase or otherwise acquire beneficial ownership of any Common Stock of the Company, to the extent and if after giving effect thereto the Holder and/or its Affiliates would beneficially own Common Stock representing more than 28% of the outstanding shares of Common Stock, provided that the Holder shall not be deemed to have violated this provision if the Holder beneficially owns Common Stock representing more than 28% of the outstanding shares of Common Stock as a result of a recapitalization of the Company, a repurchase or redemption of shares of Common Stock by the Company or any other action taken by the Company.
3.4Resale of Company Common Stock. Holder shall not publicly sell any Warrant Shares acquired upon exercise hereof prior to the date occurring one hundred twenty (120) days after the Effective Time. Nothing contained herein shall prohibit the Holder from exercising this Warrant in full during such 120-day period.
4.No Shareholder Rights for the Holder.
Except as provided herein, the Holder shall not, solely by virtue of the Warrants and prior to the issuance of the Warrant Shares upon due exercise hereof, be entitled to any rights as a shareholder of the Company. No provision of the Warrants, in the absence of affirmative action by the holder hereof to purchase Warrant Shares, and no mere enumeration herein of the rights or privileges of the Holder hereof, shall give rise to any liability of such Holder for the Exercise Price or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

5.	Loss.
Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant Certificate, and (in the case of loss, theft or destruction) reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant Certificate, if mutilated, the Company shall immediately execute and deliver a replacement Warrant Certificate of like tenor and date.

6.	Representations of the Holder.
The Holder further understands that the Holder of the Warrants represents to the Company that it is aware of the Company's business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Warrants and the Warrant Shares. The Holder of the Warrants further represents that it is acquiring the Warrants and the right to acquire the Warrant Shares for investment purposes only, for its own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act. The certificates representing the Warrant Shares shall bear a legend substantially similar to the following:
“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or under applicable state securities laws, and may not be offered or sold except (1) pursuant to an effective registration statement under the Securities Act or (2) upon the delivery by the holder to the Company of an opinion of counsel reasonably satisfactory to the Company that such registration statement is not required under the Securities Act and the rules and regulations promulgated thereunder or under applicable state securities laws.”

7.	Registration of Warrant Shares
7.1Automatic Registration. As promptly as reasonably possible (but in any event no longer than ten days) following the filing of the Annual Report of the Company on Form 10-K containing audited year-end financial statements as of and for the fiscal year ending on January 29, 2012, and the issuance of any other financial statements or pro forma financial information then required by the rules of the Securities and Exchange Commission (the “Commission”) to be filed with a registration statement under the Securities Act, the Company shall prepare and file with the Commission a registration statement on Form S-3 for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (except if the Company is not then eligible to register for resale the Warrant Shares and the shares of Common Stock of the Company issued pursuant to a letter agreement dated as of December 23, 2011 among Parlux, the Company, Artistic Brands and Rene Garcia (the “Licensor Shares”) on Form S-3, the registration shall be on another appropriate form) and such other documents, as may be necessary, in the opinion of counsel for the Company, so as to permit a public offering and sale by the Holder of all of the Warrant Shares and by Artistic Brands (or its designee) of all of the Licensor Shares under the Securities Act, unless all of the Warrant Shares and Licensor Shares may be sold free of volume restrictions pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”). With respect to any registration statement filed pursuant to this Section 7.1 or Section 7.2 below, the Company shall (a) use its commercially reasonable efforts to cause the registration statement to be declared effective under the Securities Act as promptly as reasonably possible after the filing thereof, (b) use its commercially reasonable efforts to keep the registration statement continuously effective under the Securities Act (including the filing of any necessary amendments, post-effective amendments and supplements) until the earlier of (i) such time as all Warrant Shares and Licensor Shares to be sold pursuant to the registration statement have been sold and (ii) the date on which all Warrant Shares and Licensor Shares may be sold without registration and without being subject to the volume limitations of Rule 144, (c) take all reasonable efforts to cause the Warrant Shares and Licensor Shares at all times during such period to be freely tradable under the registration statement, except as may be required under the federal securities laws, (d) not less than two business days prior to the filing of any registration statement or related prospectus or any amendment or supplement thereto, furnish to the Holder the sections of such documents that relate to the Holder, as proposed to be filed, which documents shall be subject to the review of the Holder, (e) promptly notify the Holder via facsimile of the effectiveness of such registration statement and the filing of any prospectus supplement or amendment to such registration statement, and (f) no later than one business day following the effectiveness of such registration statement, file with the Commission a final prospectus in accordance with Rule 424 under the Securities Act with respect to such registration statement. Anything contained herein to the contrary notwithstanding, the

Company covenants and agrees that it shall use its best efforts to cause such registration statement to be effective no later than six months following the Effective Time.
7.2Piggyback Registration Rights. The Company will notify the Holder in writing at least 10 days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (but excluding registration statements relating to employee benefit plans or with respect to corporate reorganizations or other transactions under SEC Rule 145) and will afford the Holder an opportunity to include in such registration statement all of the Warrant Shares, provided that the Company may limit the registration of the Warrant Shares to an amount not more than 50% of the total amount of shares of Common Stock to be registered by the Company. If the Holder desires to include in any such registration statement part of its Warrant Shares it will, within five business days after the above-described notice from Company (the “Holder Notice Period”), so notify the Company in writing. Such notice will state the intended method of disposition of the Warrant Shares by the Holder. If the registration statement under which the Company gives notice under this Section 7.2 is for an underwritten offering, the Company will so advise the Holder as a part of such notice. In such event, the right of the Holder to be included in a registration pursuant to this Section 7.2 will be conditioned upon the Holder's participation in such underwriting and the inclusion of the Warrant Shares in the underwriting to the extent provided herein. If the Holder proposes to distribute its Warrant Shares through such underwriting it will be required to enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Section 7.2, if the underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting will be allocated: first, to the Company; second, to the Holder; and third, allocated on a pro-rata basis among the holders of all other outstanding warrants to purchase shares of Common Stock of the Company.
7.3Registration Expenses. The Company shall pay all expenses arising from or incident to its performance of, or compliance with, Sections 7.1 and 7.2, including, without limitation, (i) Commission and stock exchange registration and filing fees, (ii) all fees and expenses incurred in complying with securities or “blue sky” laws (including reasonable fees, charges and disbursements of counsel to any underwriter incurred in connection with “blue sky” qualifications of the Warrant Shares as may be set forth in any underwriting agreement), (iii) all printing, messenger and delivery expenses, (iv) the fees, charges and expenses of counsel to the Company and of its independent public accountants, and (v) any liability insurance or other premiums for insurance obtained in connection with the registration contemplated by Sections 7.1 and 7.2, regardless of whether a registration statement is declared effective.
7.4Indemnification by the Company. In the event of any registration pursuant to Sections 7.1 and 7.2, the Company agrees to indemnify and hold harmless the Holder, its officers and directors, and each person, if any, who controls the Holder within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Warrant Shares (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement of omission or alleged untrue statement or omission based upon information relating to the Holder or the plan of distribution furnished in writing to the Company by the Holder expressly for use therein.
7.5Indemnification by the Holder. The Holder agrees to indemnify and hold harmless the Company, its officers and directors, and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to the Holder, but only with reference to information relating to the Holder or the plan of distribution furnished in writing by the Holder expressly for use in any registration statement or prospectus relating to the Warrant Shares, or any amendment or supplement thereto, or any preliminary prospectus.
7.6Conduct of Indemnification Proceedings. In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 7.4 or 7.5, such person (the “Indemnified Party”) shall promptly notify the person against whom such Indemnity may be sought (the “Indemnifying Party”) in writing and the Indemnifying Party, upon the request of the Indemnified Party, shall retain counsel reasonably satisfactory to such Indemnified Party to represent such Indemnified Party and any others the Indemnifying Party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than two separate firms of attorneys (in addition to any legal counsel to such Indemnifying Party) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties. The Indemnifying Parties shall not be liable for any settlement of any proceeding effected without its written consent (which shall not be unreasonably withheld), but if settled with such consent, or if there by a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment.
8.Definitions. For the purposes of this Warrant Certificate:
“Affiliate” means a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person or entity specified, and includes without limitation any person that is a director, officer or manager of the entity specified, and with respect to the Company includes without limitation any person or entity that is a 5% or greater stockholder of the Company as of the date in question.
“Artistic Brands” means Artistic Brands Development, LLC (f/k/a Iconic Fragrances LLC).
“Board” means the board of directors of the Company.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“License Agreement” means that certain License Agreement dated [______________ __, 20__] by and among [______________________________] (as licensor), [________________________] (as artist) and Artistic Brands (as licensee). [insert applicable License Agreement]
“Licensee” means Artistic Brands or its successors or assigns as the licensee under the License Agreement.
“Licensor” means [insert applicable licensor].
“Permitted Transferee” means the licensor or artist under the License Agreement, any Affiliate (as defined above) or business associate of either Artistic Brands or the licensor or artist under the License Agreement, provided that such person or entity is an “Accredited Investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act, and further provided, such person or entity is not a person or entity who as of the date in question is, or at any time in the three year period immediately preceding the date in question has been, a director, officer, 5% or greater shareholder (except as a result of being a holder of any Warrants), employee, consultant, vendor, supplier, distributor or direct competitor of the Company, or an Affiliate or relative of any of the foregoing.
“Securities Act” means the Securities Act of 1933, as amended.

9.	Miscellaneous
9.1Assignment.
(a)The Warrants and the rights, obligations and duties of the Company or the Holder hereunder shall not be assignable or otherwise transferable by either party, except that, subject to the provisions of this Section 9.1(a), this Warrant and all rights hereunder are transferable, as to all or any portion of the Warrants, to a Permitted Transferee (as defined in Section 8 above) upon the surrender of this Warrant Certificate with a properly executed

Assignment Form in substantially the form attached hereto as Exhibit B (the “Assignment”) at the principal office of the Company. No transfer of this Warrant or any rights hereunder may be transferred unless the Company receives from the Permitted Transferee such documents, representations and legal opinions as the Company may reasonably request to assure that the proposed transfer complies with applicable state and federal securities laws and the regulations of any stock exchange or quotation medium on which the Common Stock is listed for trading. On the surrender of this Warrant Certificate in connection with a transfer of Warrants to a Permitted Transferee in accordance with this Section 9.1(a), the Company at its expense shall issue to the Permitted Transferee a new warrant certificate of like tenor, in the name of the Permitted Transferee, for the number of Warrants specified in the Assignment, and the Company at its expense shall issue to the Holder, in exchange for its surrendered Warrant Certificate, a replacement warrant certificate identical in all respects to this Warrant Certificate except that the number of Warrant Shares shall be reduced accordingly by the amount of Warrants transferred to the Permitted Transferee.
(b)Notwithstanding anything to the contrary contained herein, in the event that the Company is acquired by another entity and becomes a wholly-owned subsidiary of that entity, then all references herein to the Company shall then be applicable to its stockholder and such stockholder shall be bound by the terms hereof as if it were the Company.
9.2Limitation on Ownership. In no event shall the Holder or any permitted assignee hereunder acquire direct or indirect beneficial ownership of more than twenty-eight percent (28%) of the outstanding shares of the Company without the Company's consent, including any Warrant Shares and any other shares of Common Stock held by such Holder or such permitted assignee.
9.3Modification. The Company may, without the consent of the Holders, by issuance of a replacement warrant certificate or otherwise, (i) make any changes or corrections in this Warrant Certificate that are required to cure any ambiguity or to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein or (ii) add to the covenants and agreements of the Company for the benefit of the Holders (including, without limitation, reduce the Exercise Price or extend the Exercise Period), or surrender any rights or power reserved to or conferred upon the Company in this Agreement; provided that, in the case of (i) or (ii), such changes or corrections shall not adversely affect the interests of Holders of then outstanding Warrants. This Warrant may also be amended or waived with the consent of the Company and the Holder. Further, the Company may, with the consent, in writing or at a meeting, of the Holders (the “Required Holders”) of the then outstanding Warrants exercisable for a majority or greater of the Common Stock issuable under such Warrants, amend in any way, by a replacement warrant certificate or otherwise, this Warrant and/or all of the outstanding Warrants; provided, however, that (i) no such amendment by its express terms shall adversely affect any Holder differently that it affects all other Holders, unless such Holder consents thereto, (ii) no consideration shall be offered or paid to any Holder to amend or consent to a waiver or modification of any provision of this Warrant unless the same consideration is also offered to all other Holders, and (iii) no such amendment concerning the number of Warrant Shares, the Exercise Period or the Exercise Price shall be made unless any Holder who will be affected by such amendment consents thereto.
9.4Binding Effect and Benefit. The Warrants shall inure to the benefit of, and shall be binding upon, the parties hereto, their heirs, executors, administrators, personal representatives, successors in interest and permitted assigns.
9.5Further Assurances. Company and Holder agree that from time to time hereafter, upon request, each party will, at such party's sole expense, execute and deliver such other instruments and documents and take such further action as may be reasonably necessary to carry out the intent of the Warrants.
9.6Governing Law; Waiver of Jury Trial; Attorney's Fees. The Warrants shall be interpreted, and the rights and liabilities of the parties hereto determined, in accordance with the internal laws (as opposed to conflicts of law provisions) of the State of Delaware. As part of the consideration for new value this day received, the Holder hereby consents to the jurisdiction of any state or federal court located within Broward County, Florida. Each of the Company and the Holder hereby irrevocably and unconditionally waives trial by jury in any suit or proceeding arising out of or related to the Warrants. The prevailing party in any suit arising out of or related to the Warrants shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.
9.7Incorporation by Reference. All exhibits and documents referred to in the Warrants shall be deemed incorporated herein by any reference thereto as if fully set out herein.
9.8Headings and Captions. Subject headings and captions are included for convenience purposes only and shall not affect the interpretation of this agreement.
9.9Notice. All notices, requests, demands and other communications permitted or required hereunder shall be in writing, and either (i) delivered in person, (ii) sent by express mail or other overnight delivery service providing receipt of delivery, or (iii) mailed by certified or registered mail, postage prepaid, return receipt requested as follows:

If to Company, addressed or	Perfumania Holdings, Inc.
delivered in person to:	35 Sawgrass Drive, Suite 2
Bellport, New York 11713
Attention: Michael W. Katz, Chief Executive Officer

If to the Holder, addressed or delivered in person to:

or to such other address as either party may designate by notice in accordance with this Section.
Any such notice or communication, if given or made by prepaid, registered or certified mail or by recorded express delivery, shall be deemed to have been made when actually received.
9.10Gender and Pronouns. Throughout this Warrant Certificate, the masculine shall include the feminine and neuter and the singular shall include the plural and vice versa as the context requires.
9.11Entire Agreement. This Warrant Certificate constitutes the entire agreement of the parties and supersedes any and all other prior agreements, oral or written, with respect to the subject matter contained herein. There are no representations or warranties with respect to the subject matter of this Warrant Certificate other than as expressly set forth herein.
[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed and delivered as of the 18th day of April, 2012.

PERFUMANIA HOLDINGS, INC.

By: ___________________________________
Michael W. Katz
President and Chief Executive Officer

EXHIBIT A
EXERCISE NOTICE
[To be executed only upon exercise of the Warrants]
The undersigned registered owner of the Warrants irrevocably exercises the Warrants for the purchase of the number of shares of Common Stock of Perfumania Holdings, Inc. as is set forth below, and herewith makes payment therefor, all at the price and on the terms and conditions specified in the attached Warrant Certificate and requests that certificates for the shares of Common Stock hereby purchased (and any securities or other property issuable upon such exercise) be issued in the name of and delivered to the person specified below whose address is set forth below, and, if such shares of Common Stock shall not include all of the shares of Common Stock now and hereafter issuable as provided in the attached Warrant Certificate, then Perfumania Holdings, Inc. shall, at its own expense, promptly issue to the undersigned a new Warrant Certificate of like tenor and date for the balance of the shares of Common Stock issuable thereunder.

Date:
Amount of Shares Purchased:
Aggregate Exercise Price:	$
Printed Name of Registered Holder:
Signature of Registered Holder:

NOTICE:	The signature on this Exercise Notice must correspond with the name as written upon the face of the attached Warrant Certificate.
Stock Certificates to be issued and registered in the following name, and delivered to the following address:

(Name)

(Street Address)

(City) (State) (Zip Code)

EXHIBIT B
ASSIGNMENT FORM
[To be executed only upon transfer of Warrants to a Permitted Transferee]
For value received, the undersigned Holder hereby sells, assigns and transfers unto the transferee named below the number of Warrants as is specified below, with respect to the attached Warrant Certificate dated ______________ ___, 2012, and appoints the chief executive officer of the Company, with full power of substitution, as attorney to transfer said Warrants on the books of the Company. Capitalized terms in the text hereof shall have the respective meanings ascribed to them in the attached Warrant Certificate.

Name of Permitted Transferee:
Address of Permitted Transferee:

Amount of Warrants Transferred:
The replacement Warrant Certificate for Warrants not transferred by the Holder is to be issued and registered in the name of the Holder and delivered to the following address:

Address of Holder:

Signature of Holder:
Date:

NOTICE:	The signature on this Assignment must correspond with the name as written upon the face of the attached Warrant Certificate.
Signature of Holder Guaranteed: